Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator of

Packaging Corporation of America Thrift Plan for Hourly Employees:

We consent to the incorporation by reference in this registration statement on Form S-8 of Packaging Corporation of America of our report dated June 28, 2019, with respect to the statements of net assets available for benefits of Packaging Corporation of America Thrift Plan for Hourly Employees as of December 31, 2018 and 2017, the related statements of changes in net assets available for benefits for the year ended December 31 2018, and the related notes (collectively, the “financial statements”), and the supplemental schedules of Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the year ended December 31, 2018 and Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 11-K of the Packaging Corporation of America Thrift Plan for Hourly Employees.

/s/ KPMG LLP

Chicago, Illinois

May 11, 2020